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MIDSOUTH BANCORP, INC. AND SUBSIDIARY                                                  EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


                                    Third Quarter    Third Quarter    Year-to-Date     Year-to-Date
                                    September 30,    September 30,    September 30,    September 30,
PRIMARY                                 1996             1995             1996             1995
                                    _____________    _____________    _____________    _____________
Earnings:
    Income applicable to common
      stock                            $213,875         $325,931         $759,682         $923,364
                                    =============    =============    =============    =============

Shares:
    Weighted average number of
      common shares outstanding       1,330,036        1,291,810        1,317,781        1,289,188
                                    =============    =============    =============    =============

Earnings per common share:
    Income applicable to common
      stock                               $0.16            $0.25            $0.58            $0.72
                                    =============    =============    =============    =============

Weighted average number of
    common shares outstanding         1,330,036        1,291,810        1,317,781        1,289,188
                                    =============    =============    =============    =============

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the average
      issue price                         5,195            9,770            5,469            7,644
                                    _____________    _____________    _____________    _____________


    Weighted average number of
      common shares outstanding,
      as adjusted                     1,335,231        1,301,580        1,323,250        1,296,832
                                    =============    =============    =============    =============

Primary earnings per common share:
    Income applicable to common
      stock                               $0.16            $0.25            $0.57            $0.71
                                    =============    =============    =============    =============


FULLY DILUTED

Earnings:
    Net income                         $253,008         $325,931         $877,668         $923,364
                                    =============    =============    =============    =============

Weighted average number of
    common shares outstanding         1,330,036        1,291,810        1,317,781        1,289,188

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the higher
      of the average issue price
      or period end price                 5,288           16,809            5,288           16,809

    Assuming conversion of preferred
      stock at a conversion rate of
      1 to 1.776 shares                 319,246          220,540          319,246           74,050
                                    _____________    _____________    _____________    _____________

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,654,570        1,529,159        1,642,315        1,380,047
                                    =============    =============    =============    =============
Fully diluted earnings per common
  share:
    Income applicable to common
      stock                               $0.15            $0.21            $0.53            $0.67
                                    =============    =============    =============    =============


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